Exhibit 10.6

VectoIQ Acquisition Corp.
1354 Flagler Drive
Mamaroneck, NY 10543

May 15, 2018

VectoIQ Holdings, LLC

1354 Flagler Drive
Mamaroneck, NY 10543

Re: Administrative Services Agreement

Gentlemen:

This letter agreement will confirm our agreement that, commencing on the date the securities of VectoIQ Acquisition Corp. (the “Company”) are first listed on the Nasdaq Capital Market (the “Listing Date”), and continuing until the earlier of the consummation by the Company of an initial business combination and the Company’s liquidation (in each case as described in the Company’s Registration Statement on Form S-1 (File No. 333-224351) filed with the Securities and Exchange Commission) (such earlier date hereinafter referred to as the “Termination Date”), VectoIQ Holdings, LLC (the “Sponsor”) shall make available to the Company certain office space and general and administrative services as may be reasonably requested by the Company.  In exchange therefor, the Company shall pay the Sponsor the sum of $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date.

The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it has or may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature page follows]

Very truly yours,

VECTOIQ ACQUISITION CORP.

		By:	/s/ Stephen Girsky
Name: Stephen Girsky
Title: President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

VECTOIQ HOLDINGS, LLC

By:	/s/ Stephen Girsky
Name: Stephen Girsky
Title: Manager

[Signature Page to Administrative Services Agreement]